Exhibit (d)(8)

EXECUTION COPY

SHARE REPURCHASE AGREEMENT

THIS SHARE REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 16, 2022, by and between Theravance Biopharma, Inc., a Cayman Islands exempted company (“Company”), and GSK Finance (No.3) plc, a public company limited by shares registered under the laws of England and Wales (“Seller”).

1.                Purchase and Sale of Shares.

(a)               Purchase and Sale. Upon the terms set forth in this Agreement, effective as of the Closing, the Company hereby purchases from the Seller, and the Seller hereby sells to the Company, 9,644,807 ordinary shares, par value $0.00001 per share, of the Company owned by Seller (the “Shares”), representing all of the ordinary shares or other equity interests of the Company owned beneficially or of record by GSK plc, the ultimate parent company of Seller (“GSK”), or its controlled affiliates (excluding any securities held by any employee benefit plan or similar plan or entity), at a price per Share of $9.75, representing aggregate consideration for all such Shares of $94,036,868.25 (the “Closing Consideration”).

2.                Settlement. The closing of the purchase by the Company and sale by the Seller of the Shares (the “Closing”) shall be held on September 20, 2022, or on such other date and time as the Company and Seller agree (the “Closing Date”). On the Closing Date, (i) the Company shall pay the Closing Consideration for all of the Shares purchased and sold hereunder by wire transfer of immediately available funds to the account specified by the Seller in Exhibit A and (ii) the Company and the Seller shall cause the Shares to be transferred to the Company’s account at the Company’s transfer agent and the Seller shall deliver appropriate stock transfer powers representing the Shares in customary form. The obligations of the parties to consummate the Closing shall be conditioned only on there being, as of the Closing Date, no injunctions, orders or other restraints issued by a governmental authority with competent jurisdiction restraining or prohibiting the consummation of the Closing and the delivery by the Seller of the Shares free and clear of any liens, encumbrances, or charges, of any kind (other than any lien, encumbrance or charge arising as a result of the Company’s purchase or ownership of any such Shares or which arise under applicable federal and state securities laws).

3.                Representations and Warranties of Seller. The Seller represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

(a)             The Seller owns all of the Shares. No person or entity has asserted in writing any claim or commenced or threatened any litigation concerning the Seller’s title to the Shares. Upon delivery of the Shares, the Seller will convey to Company valid title to the Seller’s Shares, free and clear of any liens, encumbrances, or charges, of any kind (other than any lien, encumbrance or charge arising as a result of the Company’s purchase or ownership of any such Shares or which arise under applicable federal and state securities laws);

(b)          Other than as set forth in this Agreement and as is being sold to the Company hereunder, GSK and its controlled affiliates (excluding (i) any securities held by any employee benefit plan or similar plan or entity and (ii) any senior notes due 2023 exchangeable into ordinary shares of the Company, issued by GSK Finance (No. 3) plc, repurchased and cancelled by GSK or its controlled affiliates) do not own, beneficially or of record, any ordinary shares or other equity interests in the Company;

(c)             The Seller is a public company limited by shares registered under the laws of England and Wales and is duly organized and validly existing;

(d)             The Seller has the corporate power and authority to enter into this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Seller;

(e)             This Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, moratorium or similar laws or by legal or equitable principles related to or limiting creditors’ rights generally;

(f)              The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby will not result in a breach or violation by the Seller of, or constitute a default by the Seller under any of Seller’s governing documents or any judgment, decree, order, governmental permit, license, agreement, indenture, instrument, statute, rule or regulation to which the Seller is a party or by which the Seller is bound, in each case, other than any breach, violation or default that would not materially impair the ability of the Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, and no authorization, approval or consent, except such as have been obtained, is required in connection with the execution, delivery and performance by the Seller of this Agreement or the consummation of the transactions contemplated hereby;

(g)             The Seller has (i) reviewed the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2022, the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022, filed with the SEC on May 6, 2022 and August 8, 2022, respectively, the Company’s Current Reports on Form 8-K filed with the SEC after December 31, 2021, and the other publicly available filings made by Company with the SEC, information and reports furnished by Company, other publicly available information regarding the Company, and such other information that it and its advisers deem necessary and sufficient to make its decision to enter into this Agreement, (ii) made its own investigations of the Company, its businesses, personnel, operations and prospects, (iii) had an opportunity to discuss the Company’s business, management and financial affairs with officers of the Company and (iv) conducted and completed its own independent due diligence with respect to the transactions contemplated by this Agreement;

(h)             Seller (i) has independently made its own analysis and decision to enter into the transactions contemplated by this Agreement, (ii) is relying exclusively on its own investment analysis and due diligence (including such professional advice as it deems appropriate) and the representations and warranties by the Company set forth herein with respect to the transactions contemplated by this Agreement, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company and (iii) hereby waives any claims against the Company with respect to such investigation, analysis and investment decision;

(i)              The Seller acknowledges that the Company may be privy to material non-public information regarding the Company (collectively, the “Non-Public Information”), which may be material to a reasonable investor, such as the Seller, when making investment disposition decisions, including the decision to enter into the Agreement, and the Seller’s decision to enter into the Agreement is being made with full recognition and acknowledgment that the Company may be privy to the Non-Public Information, irrespective of whether such Non-Public Information has been provided to the Seller. The Seller hereby waives any claim, or potential claim, it has or may have against the Company relating to the Company’s possession of Non-Public Information in connection with the matters contemplated by this Agreement and the Company shall not have any liability to the Seller, and the Seller to the fullest extent of the law waives and releases any claims, whether known or unknown, that it might have against the Company, whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Non-Public Information in connection with the purchase of the Shares and the transactions contemplated by this Agreement;

(j)              The Seller acknowledges and agrees that the Company is relying on Seller’s representations, warranties and agreements herein in proceeding with this Agreement and the transactions contemplated hereby and the Seller agrees to such reliance. Without such representations, warranties and agreements, the Company would not enter into this Agreement and the transactions contemplated hereby; and

(k)             The Seller acknowledges that it has not relied upon any express or implied representations or warranties of any nature made by or on behalf of the Company or its subsidiaries, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of the Seller in this Agreement.

4.                  Representations and Warranties of Company. The Company represents and warrants to the Seller as of the date hereof and as of the Closing Date as follows:

(a)             The Company has been duly incorporated and is validly existing as an exempted company in good standing under the laws of the Cayman Islands;

(b)             This Agreement constitutes a legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, moratorium or similar laws or by legal or equitable principles related to or limiting creditors’ rights generally;

(c)             The Company has the corporate power and authority to enter into this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action of Company;

(d)             The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not result in a breach or violation by Company of, or constitute a default by the Company under any of its governing documents or any judgment, decree, order, governmental permit, license, agreement, indenture, instrument, statute, rule or regulation to which it or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound or to which any of its or any of its subsidiaries’ properties or assets is subject, in each case, other than any breach, violation or default that would not materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, and no authorization, approval or consent, except to the extent obtained, is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby;

(e)             The Company will have as of the Closing Date legally available profits, premium or capital to consummate the transactions contemplated by this Agreement. After giving effect to the transactions contemplated hereby, the Company expects to be able to pay its debts as they fall due in the ordinary course of business, and the transactions contemplated hereby will be in compliance with its articles of association and Cayman Islands law;

(f)              Both immediately prior to and after giving effect to the transactions contemplated hereby, the Company shall be Solvent (as defined below). For purposes of this Agreement, the term “Solvent” means that, as of the applicable time of determination, the Company and its subsidiaries, taken as a whole, (A) are able to pay their respective debts as they become due; (B) own property which has a fair value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities); and (C) have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its subsidiaries;

(g)             The Company (i) has independently made its own analysis and decision to enter into the transactions contemplated by this Agreement, (ii) is relying exclusively on its own investment analysis and due diligence (including such professional advice as it deems appropriate) and the representations and warranties of the Seller set forth herein with respect to the transactions contemplated by this Agreement, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company and (iii) hereby waives any claims against the Seller with respect to such investigation, analysis and investment decision;

(h)             The Company acknowledges that the Seller may be privy to material non-public information regarding matters affecting the Company (collectively, the “Seller Non-Public Information”), which may be material to the Company when making investment decisions, including the decision to enter into the Agreement, and the Company’s decision to enter into the Agreement is being made with full recognition and acknowledgment that the Seller may be privy to Seller Non-Public Information, irrespective of whether such Seller Non-Public Information has been provided to the Company. The Company hereby waives any claim, or potential claim, it has or may have against the Seller relating to the Seller’s possession of Seller Non-Public Information in connection with the matters contemplated by this Agreement and the Seller shall not have any liability to the Company, and the Company to the fullest extent of the law waives and releases any claims, whether known or unknown, that it might have against the Seller, whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Seller Non-Public Information in connection with the sale of the Shares and the transactions contemplated by this Agreement;

(i)              The Company has reviewed such information that it and its advisers deem necessary and sufficient to make its decision to enter into this Agreement, had an opportunity to discuss the Seller Non-Public Information with the Seller and conducted and completed its own independent due diligence with respect to the transactions contemplated by this Agreement;

(j)            The Company (having made reasonable enquiry) is not aware of any Cayman Islands tax to be paid in connection with the transaction contemplated hereby;

(k)             The Company represents and agrees that it shall not, within 90 days of the date of this Agreement, commence any tender offer for the repurchase of its ordinary shares unless the price range for such tender offer includes, or is below, the price per Share to be paid to Seller hereunder;

(l)            The Company acknowledges and agrees that the Seller is relying on the Company’s representations, warranties and agreements herein in proceeding with this Agreement and the transactions contemplated hereby and the Company agrees to such reliance. Without such representations, warranties and agreements, the Seller would not enter into this Agreement and the transactions contemplated hereby; and

(m)            The Company acknowledges that it has not relied upon any express or implied representations or warranties of any nature made by or on behalf of the Seller or its affiliates, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of the Company in this Agreement.

5.              Survival of Representations, Warranties and Covenants. All representations, warranties and covenants contained herein shall survive the execution of this Agreement and the consummation of the transactions contemplated hereby.

6.              Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns. The Agreement may not be assigned by either party without the prior written consent of the other party. Any assignment purported to be made in violation of the foregoing shall be null and void.

7.                Severability. In the event that any portion of this Agreement may be held to be invalid or unenforceable for any reason, it is hereby agreed that such invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms and conditions or portions hereof shall remain in full force and effect, and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.

8.              Governing Law. This Agreement and any proceeding, dispute or controversy (a “Proceeding”) or other matter relating hereto or thereto (or the negotiation hereof) shall be construed and enforced in accordance with the laws of the State of New York without giving effect to any conflicts of law rules or provisions that would compel the application of the substantive laws of another jurisdiction.

9.                Venue. All Proceedings arising out of or relating to this Agreement (or the negotiation hereof) shall be heard and determined exclusively in the courts of the State of New York located in the City and County of New York, Borough of Manhattan, and the appellate courts therefrom or, solely to the extent such courts lack jurisdiction, any federal court sitting in the State of New York and any appellate courts therefrom. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of such courts for the purpose of any such Proceeding brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above named courts.

10.              Specific Performance. The parties hereby agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement (including failing to take such actions as are required of any party hereunder to consummate the transactions contemplated hereby) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the parties agree that each party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof in any court of competent jurisdiction in accordance with Section 9, this being in addition to any other remedy to which they are entitled under the terms of this Agreement, at law, in equity or otherwise, and each party hereby waives any requirement for the securing or posting of any bond or other collateral in connection with such remedy or any right to object to any such remedy.

11.              Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.

12.              Further Assurances. Each of the parties hereto shall take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and to consummate and make effective the transaction contemplated by this Agreement.

13.              Public Announcements. The parties agree that (i) the initial press release by the Company, and the SEC filing on Form 8-K by the Company, each disclosing the execution and delivery of this Agreement and the transactions contemplated hereby shall be in the forms attached hereto as Exhibits B-C (the “Agreed Disclosures”). Each of the parties agrees that, other than the Agreed Disclosures or as permitted by the immediately succeeding sentence, and except as may be required by law, rule, regulation or the requirements of any self-regulatory organization or stock exchange listing requirements (in which case the party required to make the filing, disclosure, communication, release or announcement shall allow the other party reasonable time to comment thereon in advance of such statement, release, filing, disclosure, communication or announcement and will consider in good faith any comments provided by such party), each of the parties hereto will not make any public statement, press release or other public filing, disclosure, communication, release, or announcement with respect to this Agreement and any of the transactions contemplated by this Agreement; provided, that nothing herein shall limit or prevent a party from making any statements, press releases or other filings, disclosures, communications, releases or announcements to the extent reasonably related to such party exercising or enforcing any of its rights under this Agreement. Notwithstanding the foregoing, each of the parties shall be entitled to make public statements or disclosures that are substantially consistent with the Agreed Disclosures; provided, that Seller shall provide the Company with a reasonable time to review and comment on the amendment to Schedule 13D of the Seller (or its affiliates).

14.              Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transaction contemplated by this Agreement shall be the responsibility of and shall be paid by the party incurring such fees or expenses, whether or not the transaction contemplated by this Agreement is consummated.

15.              Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. For the avoidance of doubt, nothing herein shall limit or amend the rights or obligations of any party or any of their affiliates (including the right to receive royalties) under that certain Collaboration Agreement, dated as of November 14, 2002, between Innoviva, Inc. and a member of the GSK group, that certain Extension Agreement, dated March 3, 2014, by and between the Company and a member of the GSK group, or that Master Consent, dated as of July 13, 2022, by and among the a member of the GSK group, the Company and Royalty Pharma Investments 2019 ICAV, each as amended from time to time, and any related agreements or instruments.

16.              Certain Other Agreements. The parties hereto waive any further rights under that certain Cooperation Agreement, dated June 22, 2020, by and among the Company, the Seller and a member of the GSK group, that certain Registration Rights Agreement, March 3, 2014, between the Company and a member of the GSK Group, as amended February 10, 2020, and the Waiver and Assignment of Registration Rights and Voting Agreement, dated as of June 22, 2020, among the Company, the Seller and two members of the GSK group.

17.               Amendments; Waiver. No amendment to this Agreement shall be effective unless it shall be in writing and signed by all parties. No waiver of any term, provision or condition of this Agreement will be effective unless memorialized in writing and signed by the party against whom such waiver is to be enforced; and no waiver of any breach of this Agreement will be implied from any forbearance or failure of a party to take action thereon.

18.               Pre-Closing Rights. Nothing contained in this Agreement shall in anyway alter, limit or impair or be interpreted to alter, limit or impair the rights, privileges or obligations of the Seller with respect to the Seller’s ownership of the Shares prior to the Closing, including the right of the Seller to, prior to the Closing, receive any dividends payable on the Shares prior to the Closing or vote the Shares with respect to any matters submitted for a shareholder vote prior to the Closing.

19.              Counterparts. This Agreement may be executed by facsimile or electronic signature (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) and in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

IN WITNESS WHEREOF, the parties thereto have executed this Agreement as of the date first above written.

COMPANY:

THERAVANCE BIOPHARMA, INC.

By:	/s/ Andrew ASA Hindman
Name: Andrew ASA Hindman
Title: CFO

SELLER:

GSK FINANCE (NO.3) PLC

By:	/s/ P K Hopkins
Name: P K Hopkins
Title: Director

[Signature page to Share Repurchase Agreement]